The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Securities until the Pricing Supplement, the Optimization & Performance Strategies product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion
Amendment No. 1
dated December 3, 2015† to the
PRELIMINARY PRICING SUPPLEMENT
Dated November 30, 2015
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-204908
(To Prospectus dated June 12, 2015
and Product Supplement
dated June 15, 2015)

UBS AG $•   Trigger Return Optimization Securities

Linked to the EURO STOXX 50® Index due on or about December 31, 2018

Investment Description

UBS AG Trigger Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the EURO STOXX 50® Index (the “underlying index”). At maturity, UBS will pay an amount in cash that is based on the percentage and direction change in the level of the underlying index from the trade date to the final valuation date (the “underlying return”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the multiplier times the underlying return, up to the maximum gain (to be determined on the trade date). If the underlying return is zero or negative and the closing level of the underlying index on the final valuation date (the “final level”) is equal to or greater than the trigger level, UBS will repay the principal amount at maturity. However, if the underlying return is negative and the final level is less than the trigger level, UBS will repay less than the principal amount at maturity, if anything, resulting in a loss of your principal amount that is proportionate to the underlying return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
☐	Enhanced Growth Potential, Subject to the Maximum Gain: At maturity, the Securities enhance any positive underlying return up to the maximum gain. If the underlying return is negative, investors may be exposed to the underlying return at maturity.
☐	Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will repay the principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the underlying return. The contingent repayment of principal applies only if your hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer.

Key Dates*

Trade Date**	December 29, 2015
Settlement Date**	December 31, 2015
Final Valuation Date	December 27, 2018
Maturity Date	December 31, 2018
*	Expected. See page 2 for additional details.
**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

Notice to Investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have the same downside market risk as the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Trigger Return Optimization Securities linked to the EURO STOXX 50® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The maximum gain, the maximum payment at maturity per Security, and the initial level will each be determined on the trade date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	2.0	49.00% to 55.00%	$14.90 to $15.50	•	80% of the Initial Level	90275G871	US90275G8713

The estimated initial value of the Securities as of the trade date is expected to be between $9.37 and $9.67 for Securities linked to the performance of the EURO STOXX 50® Index. The range of the estimated initial value of the Securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this preliminary pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement, the Optimization & Performance Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$•	$10.00	$•	$0.25	$•	$9.75
†	This amended preliminary pricing supplement supersedes in its entirety the related preliminary pricing supplement dated November 30, 2015 for the Securities. We refer to this amended preliminary pricing supplement as the preliminary pricing supplement.

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the Optimization & Performance Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222597/d941466d424b2.htm

♦	Index supplement dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this preliminary pricing supplement, “Securities” refer to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated June 15, 2015, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Key Risks” in this preliminary pricing supplement and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended and restated preliminary pricing supplement amends and restates and supersedes the preliminary pricing supplement related hereto dated November 30, 2015 in its entirety.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or the equities comprising the underlying index (the “underlying equity constituents”).
♦	You believe the underlying index will appreciate over the term of the Securities and that the percentage of appreciation is unlikely to equal or exceed the maximum gain.
♦	You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date).
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity constituents.
♦	You seek an investment with exposure to companies in the Eurozone.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its underlying equity constituents.
♦	You believe that the level of the underlying index will decline during the term of the Securities and that the final level is likely to be less than the trigger level, or you believe the underlying index will appreciate over the term of the Securities by an amount greater than the maximum gain.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you would be unwilling to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover hereof (the actual maximum gain will be set on the trade date).
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity constituents.
♦	You do not seek an investment with exposure to companies in the Eurozone.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” in this preliminary pricing supplement and the more detailed “Risk Factors” in the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 3 years. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Index	EURO STOXX 50® Index
Maximum Gain	49.00% to 55.00%. The actual maximum gain will be determined on the trade date.
Multiplier	2.0
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to: $10 + ($10 × the lesser of (a) Underlying Return × Multiplier and (b) Maximum Gain).
If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount:
$10
If the underlying return is negative and the final level is less than the trigger level, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:
$10 + ($10 × Underlying Return).

In such a case, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying index on the trade date, as determined by the calculation agent, subject to postponement in the case of a market disruption event.
Final Level	The closing level of the underlying index on the final valuation date, as determined by the calculation agent, subject to postponement in the case of a market disruption event.
Trigger Level	A specified level of the underlying index that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof, as determined by the calculation agent, subject to postponement in the case of a market disruption event.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will only repay you the principal amount of your Securities in cash at maturity if the final level is equal to or greater than the trigger level. If the underlying return is negative and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the underlying return.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is equal to or greater than the trigger level.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier and the return you realize may be less than the multiplier times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain and you will not have the same rights as holders of the underlying equity constituents — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying index or the underlying equity constituents. Furthermore, as a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity constituents would have.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the underlying equity constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the underlying equity constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment if the underlying return is negative.
♦	Fair value considerations.
♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying index, the volatility of the underlying index and expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the underlying equity constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “ — Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	The underlying return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying equity constituents are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying equity constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	Non-U.S. securities markets risks — The underlying equity constituents are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying equity constituents are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will be equal to or greater than the initial level or that the final level will not be less than the trigger level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity constituents. You should be willing to accept the risks of owning equities in general and the underlying equity constituents in particular, and the risk of losing some or all of your initial investment.
♦	The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting the underlying index could have an adverse effect on the value of the Securities — The policies of STOXX Limited, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index or underlying equity constituents and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying index, may adversely affect the level of the underlying index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or underlying equity constituents, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level or final level if a market disruption event occurs and is continuing on the trade date or final valuation date, respectively. As UBS determines the economic terms of the Securities, including the multiplier, maximum gain and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities”.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts have been rounded for ease of analysis; the actual terms for the Securities will be set on the trade date):

Investment Term:	Approximately 3 years
Initial Level:	3,400
Trigger Level:	2,720 (80% of Initial Level)
Multiplier:	2.0
Maximum Gain:*	52%
Range of Index Performance:**	40% to - 100%
*	The actual maximum gain may be less than or greater than the rate shown here, in which case your potential upside return on the Securities may be less than or greater than the returns shown in the examples below.
**	The underlying index performance range is provided for illustrative purposes only.

Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
4,760.00	40.00%	$15.20	52.00%
4,590.00	35.00%	$15.20	52.00%
4,420.00	30.00%	$15.20	52.00%
4,284.00	26.00%	$15.20	52.00%
4,250.00	25.00%	$15.00	50.00%
4,080.00	20.00%	$14.00	40.00%
3,910.00	15.00%	$13.00	30.00%
3,740.00	10.00%	$12.00	20.00%
3,570.00	5.00%	$11.00	10.00%
3,400.00	0.00%	$10.00	0.00%
3,230.00	-5.00%	$10.00	0.00%
3,060.00	-10.00%	$10.00	0.00%
2,890.00	-15.00%	$10.00	0.00%
2,720.00	-20.00%	$10.00	0.00%
2,380.00	-30.00%	$ 7.00	-30.00%
2,040.00	-40.00%	$ 6.00	-40.00%
1,700.00	-50.00%	$ 5.00	-50.00%
1,260.00	-60.00%	$ 4.00	-60.00%
1,020.00	-70.00%	$ 3.00	-70.00%
680.00	-80.00%	$ 2.00	-80.00%
340.00	-90.00%	$ 1.00	-90.00%
0.00	-100.00%	$ 0.00	-100.00%

Example 1 — The Final Level of the Underlying Index is 3,740 (resulting in an Underlying Return of 10%).

Because the underlying return is 10%, UBS will pay you a 20% total return, and the payment at maturity per $10 principal amount of the Securities will be calculated as follows:

$10 + ($10 × 10% × 2.0)
= $10 + $2.00
= $12.00

Example 2 — The Final Level of the Underlying Index is 4,420 (resulting in an Underlying Return of 30%).

Because 2.0 × the underlying return of 30% is more than the maximum gain of 52%, UBS will pay you the maximum gain of 52%, and the payment at maturity will be calculated as follows:

$10 + ($10 × 52%)
= $10 + $5.20
= $15.20

Example 3 — The Final Level of the Underlying Index is 2,890 (resulting in an Underlying Return of -15%).

Because the underlying return is -15% and, the final level is equal to or greater than the trigger level of 2,720, UBS will repay the principal amount and the payment at maturity is equal to $10 per Security.

Example 4 — The Final Level of the Underlying Index is 2,040 (resulting in an Underlying Return of -40%).

Because the underlying return is -40% and therefore, the final level is less than the trigger level of 2,720, UBS will pay you less than the principal amount and the payment at maturity per Security is as follows:

$10 + ($10 × -40%)
= $6

Accordingly, if the final level is less than the trigger level, UBS will pay you less than the principal amount, if anything, resulting in a loss of your principal amount that is proportionate to the underlying return and, in extreme situations, you could lose all of your initial investment.

EURO STOXX 50® Index

We have derived all information regarding the EURO STOXX 50® Index contained in this preliminary pricing supplement, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing level for the EURO STOXX 50® Index, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on December 2, 2015 was 3,468.66. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/3/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015*	12/2/2015*	3,506.45	3,069.05	3,468.66
*	As of the date of this preliminary pricing supplement, available information for the fourth calendar quarter of 2015 includes data for the period from October 1, 2015 through December 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.

The graph below illustrates the performance of the underlying index from January 2, 2004 through December 2, 2015, based on information from Bloomberg. The dotted line represents a hypothetical trigger level of 2,774.93, which is equal to 80% of the closing level of the underlying index on December 2, 2015. The actual trigger level will be based on the closing level of the underlying index on the trade date. Past performance of the underlying index is not indicative of the future performance of the underlying index.

5000
4500
4000
3500
3000
2500
2000
1500
1000
500
0
Hypothetical Trigger Level
(80% of the Hypothetical Initial Level)
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (otherwise, such gain or loss would be short term capital gain or loss if held for one year or less) upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether any issuers of the underlying equity constituents would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders.  If you are not a U.S. holder, subject to Section 871(m) of the Code and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the

non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular, if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the jurisdiction of the issuers of the underlying equity constituents).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 8 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” in this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Optimization & Performance Strategies product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Indicative Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Securities at Maturity	7
EURO STOXX 50® Index	8
Historical Information	8
What Are the Tax Consequences of the Securities?	10
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	12
Product Supplement
Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-2
Hypothetical Examples of How the Securities Perform	PS-15
Risk Factors	PS-25
General Terms of the Securities	PS-42
Payment at Maturity for the Securities	PS-42
Market Disruption Events	PS-49
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-52
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket	PS-56
Use of Proceeds and Hedging	PS-65
Supplemental U.S. Tax Considerations	PS-66
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflicts of Interest)	PS-75
Index Supplement
Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000®	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	1
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$•
UBS AG Trigger Return
Optimization Securities due on or about December 31, 2018

Amendment No. 1 dated December 3, 2015† to the
Preliminary Pricing Supplement dated November 30, 2015
(To Product Supplement dated June 15, 2015
Index Supplement dated June 12, 2015
and Prospectus dated June 12, 2015)

UBS Investment Bank
UBS Financial Services Inc.